UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Novellus Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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NOVELLUS SYSTEMS, INC.

4000 North First Street

San Jose, California 95134

PROXY STATEMENT SUPPLEMENT

Supplement to Proxy Statement

for the Annual Meeting of Shareholders

to be held on May 10, 2011

The following information supplements and amends the Proxy Statement, dated April 8, 2011 (the “Proxy Statement”), of Novellus Systems, Inc. (the “Company”), that was filed with the Securities and Exchange Commission on April 8, 2011, in connection with the solicitation of proxies on behalf of the Company’s Board of Directors to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) of the Company. The Proxy Statement inadvertently included the statement that the Company’s engagement agreement with Ernst & Young LLP was subject to the exclusion of punitive damages. This statement is clarified below. This Proxy Statement Supplement should be read in conjunction with the Proxy Statement.

Under the caption “Proposal No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm – Audit and Non-Audit Fees,” the Proxy Statement includes the following sentence: “That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.” This sentence is hereby revised in its entirety to read as follows:

“That agreement is subject to alternative dispute resolution procedures.”

The Company’s engagement agreement with Ernst & Young LLP does not include an exclusion of punitive damages.